Exhibit 99.1

FOR IMMEDIATE RELEASE
February 28, 2012

COMPANY CONTACT:

Kendra Berger

Chief Financial Officer

NTN Buzztime, Inc.

(760) 438-7400

CCG CONTACT:

Mark Collinson

Partner

CCG Investor Relations

(310) 954-1343

NTN Buzztime, Inc. Announces Final Results of Rights Offering

CARLSBAD, Calif., February 28, 2012 — NTN Buzztime, Inc. (NYSE AMEX: NTN) today announced the final results of its rights offering. A total of 2,070,450 shares of common stock are being issued pursuant to the rights offering. In addition, under and in accordance with the terms of the investment agreement the Company entered into with Matador Capital Partners, L.P., Matador purchased 8,000,000 shares of the Company’s common stock not subscribed for and purchased by holders upon exercise of their subscription rights. The Company received gross proceeds of $2.5 million from the rights offering and under the investment agreement.

A total of 70,997,634 shares of common stock will be outstanding once all new shares have been delivered.

About Buzztime

NTN Buzztime, Inc. (NYSE Amex: NTN) is a leading bar and restaurant social entertainment and integrated marketing platform. Trusted by over 3,900 bars and restaurants in North America since 1985, Buzztime integrates trivia, card and sports games with in- and out-of-venue messaging and communication tools. With over 2,400,000 registered consumers and nearly 52,000,000 games played each year, Buzztime players spread the word and invite friends and family to their favorite Buzztime location to enjoy an evening of fun and competition. With Buzztime entertainment and marketing solutions, bars and restaurants attract new customers, turn casual visitors into regulars, and give guests a reason to stay longer. For the most up-to-date information on NTN Buzztime, please visit www.buzztime.com or follow us on Facebook or Twitter. To get Buzztime for your bar or restaurant, visit www.getbuzztime.com.